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                                                                      EXHIBIT 11

                          CHARTER ONE FINANCIAL, INC.
                       COMPUTATION OF PER SHARE EARNINGS
                 (Dollars in thousands, except per share data)


                                                  THREE MONTHS ENDED JUNE 30,     SIX MONTHS ENDED JUNE 30,
                                                  ---------------------------    -----------------------------
                                                     1995            1994            1995            1994
                                                    -------        --------       ---------        ---------
COMPUTATION OF PRIMARY EARNINGS PER SHARE:
Weighted average number of common
  shares outstanding  . . . . . . . . . . . .      22,488,003      22,589,352    22,483,945      22,568,765
Add common stock equivalents for shares
  issuable under:
  Stock Appreciation Rights Plan(1)   . . . .          48,403         100,938        55,688         105,194
  Stock Option Plan(1)  . . . . . . . . . . .         496,082         519,309       478,893         516,594
                                                   ----------      ----------    ----------      ----------
    Weighted average number of shares
       outstanding adjusted for common
       stock equivalents  . . . . . . . . . .      23,032,488      23,209,599    23,018,526      23,190,553
                                                   ==========      ==========    ==========      ==========

Net Income    . . . . . . . . . . . . . . . .      $   18,218      $   17,203    $   36,016      $   33,104
                                                   ==========      ==========    ==========      ==========
Primary earnings per share  . . . . . . . . .      $     0.79      $     0.74    $     1.56      $     1.43
                                                   ==========      ==========    ==========      ==========




COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE:
Weighted average number of common shares
  outstanding   . . . . . . . . . . . . . . .      22,488,003      22,603,063    22,483,945      22,586,763
  Add common stock equivalents for shares
    issuable under:
  Stock Appreciation Rights Plan(2)   . . . .          48,570         100,938        71,128         113,833
  Stock Option Plan(2)  . . . . . . . . . . .         505,428         508,435       505,428         502,763
                                                   ----------      ----------    ----------      ----------
    Weighted average number of shares
       outstanding adjusted for common
       stock equivalents  . . . . . . . . . .      23,042,001      23,212,436    23,060,501      23,203,359
                                                   ==========      ==========    ==========      ==========

Net Income    . . . . . . . . . . . . . . . .     $    18,218      $   17,203        36,016          33,104
                                                  ===========      ==========    ----------      ----------
Fully diluted earnings per share  . . . . . .     $      0.79      $     0.74    $     1.56      $     1.43
                                                  ===========      ==========    ==========      ==========

(1) Additional shares issuable were derived under the "treasury stock method" using average market price during the period.

(2) Additional shares issuable were derived under the "treasury stock method" using the higher of the average market price during the period or the market price at the end of the period.






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